EXHIBIT 10.1


              EMPLOYMENT TERMINATION AND GENERAL RELEASE AGREEMENT

        THIS EMPLOYMENT TERMINATION AND GENERAL RELEASE AGREEMENT ("Agreement") is made and entered into by and between M. Ross Johnson, Ph.D. ("Johnson" or "Employee") and Trimeris, Inc., a Delaware corporation ("the Company");
                               W I T N E S S E T H:
        WHEREAS, Johnson has decided voluntarily to resign from employment with the Company and to resign from membership on the Company's Board of Directors; and
        WHEREAS, the Company and Johnson have agreed that Johnson's employment with the Company shall terminate, effective as of the close of business on March 12, 1999, and that his membership on the Company's Board of Directors shall terminate effective as of the close of business on the same date; and
        WHEREAS, Johnson and the Company now desire to memorialize, by the execution of this Agreement, their understanding with respect to all matters relating to Johnson's termination of employment and resignation from the Board of Directors;
        NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, as well as the payment of the monies and other benefits to Johnson as hereinafter recited, the receipt and sufficiency of which are hereby acknowledged by Johnson, it is agreed as follows:
        TERMINATION DATE. Employee's tenure as an employee and as a member of the Board of Directors of the Company shall cease as of the close of business on March 12, 1999 (the "Termination Date").

SEVERANCE BENEFITS. In return for Employee's execution of and adherence to this Agreement, including the releases that form a material part of this Agreement, and provided Employee does not revoke this Agreement by written notice to the Company or its representative pursuant to paragraph 11(g) below, the Company shall provide Employee with certain benefits, including benefits to which he would not otherwise be entitled:

SALARY CONTINUATION. The Company shall pay Johnson his regular salary in effect as of his Termination Date, for the period March 13, 1999 through March 12, 2000 (the "Salary Continuation Period"), in the total amount of Two Hundred Seventy One Thousand, Seven Hundred and Four Dollars ($271,704.00). Payments shall be made on the Company's regular paydays, and shall be subject to usual and customary deductions required by law and Company policy. In the event of Johnson's death before the end of the Salary Continuation Period, any remaining payments due under this paragraph shall be paid to Johnson's estate.

BONUS COMPENSATION. Johnson shall be paid a bonus for fiscal year 1998 in the amount of Sixty-Five Thousand Dollars ($65,000.00). This bonus payment shall be paid in a lump sum within thirty (30) days following April 30, 1999, and shall be subject to the usual and customary deductions required by law and Company policy. In the event of Johnson's death before the end of the Salary
Continuation Period, any remaining payments due under this paragraph shall be paid to Johnson's estate.
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GROUP HEALTH PLAN. Johnson shall be entitled to elect for himself and any of his dependents who are currently covered under the terms and conditions of the Company's group health plan "continuation coverage" (including dental coverage) as provided under Section 4980B of the Internal Revenue Code of 1986, as amended ("COBRA"). To the extent that Johnson elects continuation coverage under COBRA, the Company will reimburse him for the cost of such continuation coverage for himself and his covered dependents during the Salary Continuation Period. Such reimbursements shall be treated as additional salary continuation and shall be subject to usual and customary deductions required by law and Company policy. After the Salary Continuation Period, Johnson shall bear the full cost of such continuation coverage. In the event of Johnson's death before the end of the Salary Continuation Period, and to the extent Johnson's surviving dependents retain continuation coverage under COBRA after his death, the Company will reimburse them for the cost through the end of the Salary Continuation Period.

VACATION. Within thirty (30) days following the execution of this Agreement, the Company shall pay Johnson (or his estate in the event of his death) for the seventeen (17) vacation days accrued but unused by Johnson through the Termination Date.

LIFE AND DISABILITY INSURANCE. Subject to any limitations imposed by applicable laws or by the underwriters of any group or individual life or disability insurance policies maintained by the Company, the Company shall continue its coverage of Johnson under such group or individual life and disability insurance policies through the Salary Continuation Period, and the Company shall bear a portion of the cost of such coverage in accordance with the Company's policies in effect as of the Termination Date. If the Company is unable to continue such coverage, the Company shall pay to Johnson an amount sufficient on an after-tax basis to obtain such coverage (less any amount he would have otherwise been required to contribute to the cost of Company-provided coverage) through the end of the Salary Continuation Period. Such benefits or payments shall be treated as additional salary continuation and shall be subject to usual and customary deductions required by law and Company policy.

ADDITIONAL CONSIDERATION. As additional consideration for the releases hereunder, the Company shall pay Johnson (or his estate in the event of his death) One Thousand Dollars ($1,000.00) in a single lump sum payment within thirty (30) days following his execution of this Agreement. Such payment shall be treated as additional salary continuation and shall be subject to usual and customary deductions required by law and Company policy. Johnson acknowledges and agrees that he would not otherwise be entitled to this payment.

ATTORNEY'S FEES. The Company shall reimburse Johnson for the reasonable attorney's fees actually incurred by him in connection with the negotiation of the terms and provisions of this Agreement, provided Johnson or his attorney provides the Company with the attorney's invoice for such fees, which invoice shall include an itemized statement of the fees charged. The Company shall reimburse Johnson for such fees within thirty (30) days following the Company's receipt of the attorney's invoice.

STOCK OPTIONS. Effective on April 3, 1998, the Company granted to Johnson certain stock options as evidenced by that certain Trimeris, Inc. Incentive Stock Option Agreement executed by the Company and Johnson (the "Option Agreement"). As of the Termination Date, Johnson had a vested right to exercise options to purchase certain shares of the Company's common


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stock. Johnson and the Company agree that paragraph 4(a) of the Option Agreement is hereby amended to provide, effective March 12, 1999, that the vesting schedule shall be accelerated by twenty-four (24) months. Accordingly, Johnson and the Company agree and acknowledge that Johnson shall have the vested right under the Option Agreement, as so amended, to exercise options to purchase up to 98,438 shares of the Company's common stock. Such right shall remain exercisable in accordance with and subject to the terms and provisions of the Option Agreement (including but not limited to terms relating early expiration following termination of employment).

EMPLOYEE NOTES. As of March 31, 1999, Johnson is indebted to the Company under three (3) separate promissory notes dated May 2, 1997, June 2, 1997 and June 11, 1997 (the "Notes"). Each of the Notes is due and payable in full on the second anniversary of its issuance. As of March 31, 1999, the aggregate principal and accrued interest due on the Notes is Eighty Thousand One Hundred Forty-nine Dollars and Twenty-six Cents ($80,149.26). The Notes shall continue to bear interest in accordance with their respective terms, and shall be payable as stated therein. In the event Johnson does not make any required payments on the respective due dates thereof, the Company reserves the right in its discretion to apply any amounts otherwise payable to Johnson under Section 2 of this Agreement to the repayment of the Notes.

REPURCHASE OF RESTRICTED STOCK. Johnson is a party to Stock Restriction Agreements with the Company dated May 2, 1997, June 2, 1997 and June 11, 1997 (collectively, the "Stock Restriction Agreements"). In connection with the provisions of paragraphs 2 and 3 of each of the Stock Restriction Agreements, the Company hereby waives its right to exercise its Purchase Options with respect to all unvested shares of the Company's common stock previously purchased by Johnson under such Stock Restriction Agreements. All shares of common stock previously purchased by Johnson under the Stock Restriction Agreements (the "Restricted Shares") are, therefore, fully vested in Johnson (subject to the Company's rights under Stock Pledge Agreements between Johnson and the Company dated May 2, 1997, June 2, 1997 and June 11, 1997 (collectively, the "Stock Pledge Agreements")). Upon full payment of the Notes referenced in
Section 4, above, all of the Restricted Shares shall be released from the applicable Stock Pledge Agreements in accordance with the respective terms of such Stock Pledge Agreements, and any certificates in the Company's custody shall be delivered to Johnson, and shall bear applicable legends designating the shares as restricted. As transfer restrictions imposed by applicable securities laws (including but not limited to restrictions under Rule 144) lapse, the Company will cooperate with Johnson in removing the related restrictive legends appearing on certificates for the Restricted Shares.

LIMITATIONS ON RELEASES. Johnson has accrued as of the Termination Date certain vested rights to benefits under one or more employee pension benefit plans (as defined in the Employee Retirement Income Security Act of 1974, as amended) maintained by the Company. Johnson shall be entitled to receive his vested accrued benefits under such employee pension benefit plans in accordance with their respective terms. The releases contained in this document do not waive or otherwise affect Johnson's rights to such vested accrued benefits. Similarly, the Company has certain rights under the Inventions Agreement, the Notes, the Stock Restriction Agreements, the Stock Pledge Agreements and the Option Agreement, as modified by the provisions of Sections 3, 4 and 5 above (the "Johnson Agreements"). The releases contained in this document do not

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waive or otherwise affect (except as specified in Sections 3, 4 and 5 above) the
Company's rights under the Johnson Agreements.

RELEASE OF CLAIMS.

RELEASE OF CLAIMS BY JOHNSON. In consideration of the mutual promises herein, Employee, on behalf of himself and his heirs and assigns, hereby irrevocably and unconditionally releases and forever discharges, individually and collectively, the Company, its affiliated companies, and each of their respective officers, directors, employees, shareholders, representatives, parent companies, subsidiaries, predecessors, successors, assigns, attorneys and all persons acting by, through or in concert with them (hereinafter "Trimeris"), of and from any and all charges, claims, complaints, demands, liabilities, causes of action, losses, costs or expenses of any kind whatsoever (including related attorneys' fees and costs), known or unknown, suspected or unsuspected, that Employee may now have or has ever had against Trimeris by reason of any act, omission, transaction, or event occurring up to and including the date of the signing of this Agreement.

               This waiver, release and discharge includes without limitation, claims related to any wrongful or unlawful discharge, discipline or retaliation, any contract of employment, whether express or implied, any promotions or demotions, compensation including commissions, short term or long term incentives, the Company's benefit plan(s) and the management thereof, defamation, slander, libel, invasion of privacy, misrepresentation, fraud, infliction of emotional distress, stress, breach of any covenant of good faith and fair dealing, and any other claims relating to the Employee's employment with the Company and the termination thereof. This waiver, release and discharge further applies but is not limited to any claims based on Title VII of the Civil Rights Act of 1964, the Post Civil War Civil Rights Act (41 U.S.C. ss. 1981 - 88), the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Vietnam Era Veterans' Readjustment Act, the Fair Labor Standards Act, the Workers Adjustment and Retraining Notification Act, Executive Order 11246, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act (all as they may be amended), and any other applicable federal, state or local laws, ordinances and regulations including those relating to discrimination to the extent permitted by law. Employee expressly waives all claims, including those which he does not know or suspect to exist in his favor as of the date of this Agreement against Trimeris. As used herein, the parties understand the word "claims" to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively including all claims against Trimeris of the type referenced in this
               Section 7(a) or otherwise arising from Employee's employment with the Company, the termination thereof or any other conduct or negotiations occurring on or prior to the date Employee signs this Agreement. All such claims are forever barred by this Agreement whether they arise in contract or tort or under a statute or any other law. The final release of all claims by Employee against Trimeris constitutes a material part of the consideration flowing from

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               Employee to Trimeris under this Agreement, and each of the individuals and entities included within the term "Trimeris" is an intended beneficiary of this consideration.
RELEASE OF CLAIMS BY THE COMPANY. In consideration of the mutual promises herein, the Company, on behalf of itself, its affiliated companies, and each of their respective officers, directors, employees, shareholders, representatives, parent companies, subsidiaries, predecessors, successors, assigns, attorneys and all persons acting by, through or in concert with them, hereby irrevocably and unconditionally releases and forever discharges Johnson, his heirs, agents, personal representatives and assigns, of and from any and all charges, claims, complaints, demands, liabilities, causes of action, losses, costs or expenses of any kind whatsoever (including related attorneys' fees and costs), known or unknown, suspected or unsuspected, that the Company may now have or has ever had against Johnson by reason of any act, omission, transaction, or event occurring up to and including the date of the signing of this Agreement (the "Company Claims"), except for Excepted Company Claims as defined below. For purposes of this Section 7(b), "Excepted Company Claims" means, and the waiver provisions of this Section 7(b) shall not apply to, (1) charges, claims, complaints, demands, liabilities, causes of action, losses, costs or expenses based on or in connection with any action taken by Johnson constituting fraud, or (2) charges, claims, complaints, demands, liabilities, causes of action, losses, costs or expenses based on or in connection with any action taken by Johnson, if any, without the approval of the Company's Board of Directors to the extent approval of the action would have been required under the Company's Bylaws, if:

Such action was material to the business or the financial position of the Company;

Such action was not or has not been otherwise ratified at any time by the Company's Board of Directors;

Such action was deliberately taken by Johnson with the knowledge that prior approval of the Board of Directors was required for such action; and

Such action is specifically set forth in writing by the Board of Directors of the Company and written notice of the details of the same is delivered to Johnson within six (6) months after the date of this Agreement, at the following address: 53524 Bickett, Chapel Hill, NC 27514, with a copy to: Robert H. Merritt, Jr., Merritt, Wooten & Janvier, P.A., P.O. Box 3007, Raleigh, NC 27602.


               Excepted Company Claims shall not include any charges, claims, complaints, demands, liabilities, causes of action, losses, costs or expenses about which any current member of the Company's Executive Management, as defined below, or Board of Directors has or had actual knowledge as of the date of this Agreement. Except as set forth in Section 7(b)(2)(iv) above, nothing herein is intended to or shall toll, extend, waive, amend or otherwise affect any statute or period of limitation or repose with respect to any Excepted Company Claims. For purposes of this Section 7(b), the term "Executive Management" shall include the following officers of the Company: Chief Executive Officer, Chief Scientific Officer, President, Chief Operating Officer, Chief Financial Officer, Secretary, and Assistant Secretary.

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               Except as specifically provided above with respect to the
               Excepted Company Claims, this waiver, release and discharge includes without limitation claims related to any act as an officer, director or employee of the Company and/or the management thereof, including defamation, slander, libel, invasion of privacy, misrepresentation, infliction of emotional distress, stress, breach of any covenant of good faith and fair dealing, and any other claims relating to Johnson's employment as an officer or director of the Company and the termination thereof. The Company expressly waives all Company Claims (other than the Excepted Company Claims), including those which it does not know or suspect to exist in its favor as of the date of this Agreement. As used herein, the parties understand the word "claims" to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively including all claims against Johnson of the type referenced in this Section 7(b), or otherwise arising from Johnson's employment with the Company, the termination thereof or any other conduct or negotiations occurring on or prior to the date Johnson signs this Agreement, provided that the waiver, release and discharge of "claims" under this Section 7(b) shall not apply to the Excepted Company Claims as set forth herein. All Company Claims, except for the Excepted Company Claims, are forever barred by this Agreement whether they arise in contract or tort or under a statute or any other law. The final release of claims by the Company against Johnson constitutes a material part of the consideration flowing from the Company to Johnson under this Agreement, and each of the individuals and entities referenced in this Section 7(b) are intended beneficiaries of this consideration.
CONFIDENTIAL TERMS. Employee and the Company agree that each will keep the contents of this Agreement (including its existence and the terms and provisions thereof) and the negotiations leading to it completely confidential, that neither will hereafter publish or disclose any information concerning such matters to anyone, and that each shall take every reasonable precaution to prevent the direct or indirect disclosure of such information to third parties, provided that the foregoing provisions shall not be construed to prevent Employee from disclosing such matters to his family, accountant and/or any attorney consulted by him or to prevent the Company from disclosing such matters to its accountants and attorneys, and provided further that Employee may also make such disclosures as are finally compelled by law provided Employee gives the Company immediate notice of such legal process in order that the Company shall have the opportunity to object to the disclosure of such information. Notwithstanding the foregoing, the Company shall have the right to make any and all disclosures as it determines to be necessary to comply with any judicial order or the requirements of any law (including, without limitation, any requirement to disclose the terms of this Agreement or to include this Agreement in any filing with the Securities and Exchange Commission), and any such disclosures shall not have the effect of terminating or waiving the continuing confidentiality obligations of the parties hereunder.

PRESERVATION OF COMPANY CONFIDENTIAL INFORMATION. Employee shall not use for himself, publish or disclose to any third party any confidential or proprietary information concerning Trimeris or its business which was acquired or learned during the course of Employee's employment with the Company. By way of example and not limitation, such information includes management organization, salary structures, financial results and conditions, product


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quality, product pricing, transfer pricing, production capacity, customer and vendor lists, pricing, contacts and preferences, customer product configurations, marketing and sales strategies and plans, inventions, research and product development, trade secrets, patents, severance agreements with other employees, MIS and telecommunications codes, and other business activities, strategies and plans. Employee acknowledges, ratifies and reaffirms without limitation all of the terms and conditions stated in that certain Proprietary Information and Inventions Agreement between Employee and the Company and dated January 19, 1995 (the "Inventions Agreement"), including but not limited to the Statement Regarding Proprietary Information and Inventions Agreement executed by Employee and dated January 10, 1995.

AGREEMENT NOT TO COMPETE. Johnson agrees that for a period of two (2) years following the Termination Date, Johnson shall not, directly or indirectly, acting alone or as a member of a partnership or as an officer, director, stockholder, employee, consultant or representative of any company or other business entity, (i) engage in any business activity anywhere in the world involving viral membrane fusion or peptide manufacturing, or (ii) request any present or future customers or suppliers of the Company to curtail or cancel their business with the Company. Johnson further agrees that for a period of two
(2) years following the Termination Date, Johnson will not induce or attempt to induce, directly or indirectly, any employees or consultants of the Company to terminate his or her employment or association with the Company or any successors or affiliates. The foregoing shall apply during the aforesaid two (2) year period whether Johnson is contacted directly by such employee or consultant or otherwise.

EMPLOYEE ACKNOWLEDGEMENTS.  Employee understands and agrees that Employee:

Has carefully read and fully understands all of the provisions of this Agreement;

Has been offered a full twenty-one (21) days from receipt of this Agreement to consider its terms, and having had adequate opportunity to consider the terms of the Agreement and consult with advisors of his choice, has elected to waive the 21 day period and sign the Agreement as of the date hereof;

Is, through this Agreement, releasing Trimeris from any and all claims Employee may have against Trimeris, including but not limited to claims under the Age Discrimination in Employment Act, as amended;

Knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

Knowingly and voluntarily intends to be legally bound by the same;

Was advised and is hereby advised in writing to consider the terms of this Agreement and to consult with an attorney of Employee's choice prior to executing this Agreement; and

Has a full seven (7) days following his execution of this Agreement to revoke this Agreement and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired. Revocation must occur by hand delivery of a letter of revocation to Mathew A. Megaro at Trimeris, Inc., 4727 University Drive, Durham, NC 27707, on or before the end of the business day on April 20th, 1999.


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Will not retain any materials, supplies, equipment, originals or copies of any
Trimeris or other business records, documents, or data.

INJUNCTIVE RELIEF. Each of the parties acknowledges and recognizes that a violation of this Agreement and its covenants will cause irreparable damage to the other party and that the other party will have no adequate remedy at law for such violation. Accordingly, each of the parties agrees that the other party will be entitled, as a matter of right, to an injunction from any court of competent jurisdiction restraining any further violation of the Agreement. This right to injunctive relief will be cumulative and in addition to whatever remedies the parties may otherwise have at law.

LEGAL PROCEEDINGS; AGREEMENT AS A DEFENSE. This Agreement may be plead as a full and complete defense to, and may be used as the basis for an injunction against, any action, suit, or other proceeding which may be instituted, prosecuted or attempted in breach of this Agreement, except for an action based on a breach of this Agreement. If, contrary to this Agreement, Johnson files a lawsuit or other legal proceeding against Trimeris, the Company shall have the option, in its sole discretion, either to raise this Agreement as a defense, or to rescind this Agreement in which case Johnson shall refund to the Company all amounts paid to him pursuant to Section 2 hereunder and no further payments shall be due to Johnson under Section 2. If the Company files a lawsuit or other legal proceeding against Johnson with respect to a Company Claim other than an Excepted Company Claim, Johnson shall have the option, in its sole discretion, either to raise this Agreement as a defense, or to rescind this Agreement in which case no further benefits shall be due to Johnson under Section 2. Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent either party from pursuing claims against the other for breach of this Agreement and from recovering appropriate legal or equitable relief in connection with such claims.

GOVERNING LAW. This Agreement shall be governed by the laws of the State of North Carolina. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto.

NO OTHER BENEFITS. Johnson acknowledges that, except as set forth herein, he is not entitled to any compensation, monies or benefits from the Company, including but not limited to compensation for accrued vacation, bonuses, commissions, expenses or other forms of compensation or benefits. Except as set forth herein, Johnson hereby waives all rights to any payments other than for outstanding bona fide business expenses incurred by Johnson on behalf of the Company prior to March 12, 1999.

ENTIRE AGREEMENT. This Agreement represents and contains the entire agreement and understanding between Johnson and the Company with respect to its subject matter, and it supersedes any and all prior oral and written agreements and understandings, and no representation, warranty, condition, understanding, or agreement of any kind with respect to the subject matter of this Agreement will be relied upon by Johnson or the Company unless specifically incorporated in this Agreement; provided, however, that the Option Agreement, Stock Restriction Agreements, the Notes, and the Inventions Agreement, will each remain in full force and effect, except to the extent expressly modified or amended hereunder. Further, this


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Agreement is intended to be a binding contract between the parties and shall not be modified, except by writing signed by both parties.

TAX WITHHOLDING. Certain payments made under this Agreement may be subject to required income and other tax withholdings. Johnson will be responsible for any taxes which may be due as a result of any payments made by the Company or benefits otherwise provided as described above, and Johnson agrees to indemnify and hold the Company harmless from any claim and expense that the Company may incur as a result of any failure by Johnson to pay any such taxes.

NO ADMISSIONS. Johnson and the Company acknowledge and agree that the payments, releases and other consideration described in this Agreement are offered and exchanged in good faith and will not, for any purpose, be considered as admissions of liability on the part of either party, which liability is expressly denied, and no past or present wrongdoing on the part of either party is implied by such payments, releases or other consideration under the terms of this Agreement.

SEVERABILITY. In the event any provision of this Agreement is determined by a court or other tribunal to be unenforceable for any reason, the remaining provisions hereof shall remain in full force and effect and the unenforceable provision(s) shall be interpreted and rewritten to give effect to the parties' economic intentions.

ASSIGNMENT OF CLAIMS. Employee warrants to the Company that he has not assigned any claim or cause of action released herein. The Company warrants to the Employee that it has not assigned any claim or cause of action released herein.

COUNTERPARTS. This document may be executed in multiple counterparts, each of which shall be considered an original.

VOLUNTARY AGREEMENT. EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS BEEN ADVISED THAT THIS AGREEMENT IS A BINDING LEGAL DOCUMENT. EMPLOYEE FURTHER AGREES THAT HE HAS HAD ADEQUATE TIME AND A REASONABLE OPPORTUNITY TO REVIEW THE PROVISIONS OF THIS AGREEMENT, HAS BEEN ADVISED TO SEEK LEGAL ADVICE REGARDING ALL ITS ASPECTS, AND THAT IN EXECUTING THIS AGREEMENT EMPLOYEE HAS ACTED VOLUNTARILY AND HAS NOT RELIED UPON ANY REPRESENTATION MADE BY THE COMPANY OR ANY OF ITS EMPLOYEES OR REPRESENTATIVES REGARDING THIS AGREEMENT'S SUBJECT MATTER AND/OR EFFECT. EMPLOYEE HAS READ AND FULLY UNDERSTANDS THIS AGREEMENT AND VOLUNTARILY AGREES TO ITS TERMS.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Johnson has executed this Agreement, all as of the 13th day of April, 1999.
Employee:                                          Trimeris, Inc.

M. Ross Johnson, Ph.D.
/s/ M. Ross Johnson
-----------------------                            By: /s/ Dani Bolognesi
Title:                                                 ------------------------



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